UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2004

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23593	94-3221585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 961-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

VeriSign, Inc. (“VeriSign” or the “Company”) today announced that on November 22, 2004 it sold 18,000 ordinary shares of its Japan subsidiary, VeriSign Japan K.K. (“VSJ”), representing approximately 7% of VeriSign’s ownership interest in VSJ, for approximately $78 million. After giving effect to the sale, VeriSign continues to own a majority stake in VSJ equal to approximately 52% of VSJ’s total shares outstanding. Currently, VeriSign has no plans to sell any additional VSJ shares.

VeriSign also announced that it used the proceeds from the sale of the VSJ shares to repurchase approximately 2.4 million shares of the Company’s common stock in the open market at prices ranging from $31.00 per share to $34.93 per share during the period November 24 through December 1, 2004. The Company’s previously announced share repurchase program authorizes the Company to repurchase up to $350 million of its common stock on the open market or in negotiated or block trades. Since inception of this program in 2001, VeriSign has repurchased approximately 6.1 million shares of common stock for approximately $183 million. Approximately $167 million remain available for future repurchases under this program. The Company will continue to monitor the market environment for additional opportunities to repurchase shares as conditions warrant, however, there can be no assurance if or when any such purchases might occur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: December 1, 2004	By:	/s/ James M. Ulam
James M. Ulam
Senior Vice President,
General Counsel and Secretary